Exhibit 99.1
Crystal River Capital, Inc.
Three World Financial Center
200 Vesey Street, 10th Floor
New York, New York 10281-1010
FOR IMMEDIATE RELEASE
MONDAY, MAY 14, 2007

Crystal River’s management will host a dial-in teleconference to review its first quarter 2007 financial results on Tuesday, May 15, 2007, at 9:00 a.m. (EDT). The teleconference can be accessed by dialing 877-502-9272 or 913-981-5581 (International). A replay of the recorded teleconference will be available through Wednesday, May 30, 2007. The replay can be accessed by dialing 888-203-1112 or 719-457-0820 (International) and entering passcode 5152746. A live audio webcast of the call will be accessible on the Company’s website, www.crystalriverreit.com, via a link from the Investor Relations section. A replay of the audio webcast will be archived in the Investor Relations section of the Company’s website.
CRYSTAL RIVER CAPITAL REPORTS
FIRST QUARTER 2007 FINANCIAL RESULTS
NEW YORK, NY—May 14, 2007—Crystal River Capital, Inc. (“Crystal River” or the “Company”) (NYSE: CRZ) today announced its financial results for the quarter ended March 31, 2007.
First Quarter Highlights

	Three Months Ended
($ in millions except	March 31,
per share information)	2007	2006

Revenues	$57.8	$41.1
Operating earnings	$14.7	$9.5
Per share	$0.59	$0.54
Net income	$7.5	$15.4
Per share	$0.30	$0.88
Distributions per share	$0.68	$0.725
•	Increased operating earnings per share by 9% to $0.59 compared to $0.54 in the first quarter of 2006
•	Continued to add attractive investments in the commercial real estate sector with the purchase of $235.8 million of office properties
•	Strengthened the balance sheet and enhanced liquidity with the issuance of $50.0 million of Trust Preferred Securities and the closing of the Company’s second collateralized debt obligation (“CDO”) in the amount of $325.0 million
“In the first quarter, we continued to execute our business plan through strategic investments in commercial real estate. We further strengthened the balance sheet with longer-term financing through the issuance of Trust Preferred Securities and the closing of our second CDO,” commented Clifford Lai, President and Chief Executive Officer of Crystal River. “Looking ahead, our near-term plan is to take advantage of the wider yield spread environment, with opportunistic investments in commercial and residential mortgage-backed securities.”

First Quarter Financial Summary
Revenue for the quarter ended March 31, 2007 increased 41% to $57.8 million, from $41.1 million in the first quarter of 2006. Operating earnings (defined below) for the quarter ended March 31, 2007 increased to $14.7 million, or $0.59 per share, from $9.5 million, or $0.54 per share, in the first quarter of 2006.
Operating earnings declined from $0.64 per share in the fourth quarter of 2006 as a result of the combination of three factors: (i) timing differences in the sale of assets versus the funding of the acquisition of two commercial properties in the first quarter, (ii) increased cost of funds with the replacement of matured or terminated interest rate swaps at higher rates, and (iii) an increase in costs related to Sarbanes-Oxley Section 404 compliance and to the sale of a portion of the Company’s interest rate swaps. During the quarter, Crystal River continued to increase the yields on its assets, and management is confident in its ability to grow operating earnings over the long term.
Net income for the quarter ended March 31, 2007 totaled $7.5 million, or $0.30 per share, compared to $15.4 million, or $0.88 per share, in the first quarter of 2006. The decrease in net income was primarily the result of unrealized losses on marking the Company’s derivative instruments to market and the addition of depreciation and amortization on the office properties purchased.
Book value per share declined from $22.23 at December 31, 2006, to $20.82 at March 31, 2007. This was due to the general widening of yield spreads in the residential and commercial MBS markets and the resulting mark to market in the Company’s available for sale securities. The majority of the assets with negative mark to market adjustments have been permanently financed in the Company’s two CDOs. The Company is confident in the securities they own and has the full intention and capacity to hold these assets to their maturity.
First Quarter Investment Activity
As previously announced, on March 20, 2007, the Company purchased two high-quality office buildings located in the Phoenix and Houston central business districts for $235.8 million (including capitalized transaction costs) from the Brookfield Real Estate Opportunity Fund, an affiliate of Brookfield Asset Management Inc. The building in Phoenix is located at 201 North Central Avenue and comprises approximately 724,000 rentable square feet and approximately 1,900 parking spaces. The building in Houston is located at 1111 Fannin Street and comprises approximately 429,000 rentable square feet and approximately 470 parking spaces. The buildings are 100% leased on a triple-net basis for 15 years to JPMorgan Chase.
The Company also purchased a $28.5 million investment in BREF One, LLC (the “Fund”), a real estate finance fund sponsored by Brookfield Asset Management, and incurred a $10.4 million unfunded capital commitment to the Fund. BREF One, LLC focuses on acquiring high-yielding commercial real estate finance opportunities primarily in the United States, and it invests in real estate finance transactions in risk positions senior to traditional equity and subordinate to traditional first mortgages or investment grade corporate debt. The acquisition was made from two subsidiaries of Brookfield Asset Management. As of March 31, 2007, Crystal River had an unfunded capital commitment of approximately $3.9 million to the Fund.
Closing of Collateralized Debt Obligation
As previously announced, in January 2007, Crystal River closed its second CDO, Crystal River Resecuritization 2006-1 Ltd. (“CDO II”), a $325.0 million commercial real estate collateralized debt obligation. CDO II issued non-recourse floating rate commercial mortgage related securities (“CMRS”) that are secured by a $390.4 million pool of CMBS. The securities rated BBB- and above were privately placed with third-party investors. Crystal River retained all of the below investment grade rated CMRS and the preferred shares in CDO II with an aggregate face value of approximately $65.4 million. The weighted average spread over LIBOR for the CMRS rated BBB- and above was 57 basis points before expenses.

Placement of Trust Preferred Securities
Crystal River sold Trust Preferred Securities through its statutory trust subsidiary, Crystal River Preferred Trust I. The subsidiary’s assets consist solely of $51.6 million of junior subordinated notes concurrently issued by Crystal River with terms that mirror the Trust Preferred Securities.
The Trust Preferred Securities have a 30-year term maturing in April 2037, are redeemable at par on or after April 30, 2012 and pay distributions at a fixed rate of 7.68% (7.77% including the amortization of fees and expenses) for the first five years ending April 2012 and thereafter, at a floating rate of three month LIBOR plus 2.75% (LIBOR plus 2.84% including the amortization of fees and expenses).
Investment Activity
     Investments
The following table details the Company’s funded investments in the first quarter of 2007:

				WA Credit
($ in millions)	Face Amount	Cost	Credit (1)	Spread (2)

CMBS	$27.4	$27.2	BBB-	133.0
Agency ARMs(3)	105.3	106.8	AAA	94.0
Prime RMBS	1.1	0.5	CCC+	1,605.0
Commercial real estate(4)	235.8	235.8	N/A	N/A
Equity Investment in Brookfield Fund	35.0	35.0	N/A	N/A

Total	$404.6	$405.3

(1)	Credit represents weighted average rating for rated assets.

(2)	Average spread, in basis points, based on applicable benchmark (US Treasury for fixed and LIBOR for floating)

(3)	Implied AAA rating

(4)	Includes rent receivables, related intangible assets and liabilities and capitalized transaction costs
     Dispositions
The following table details the Company’s dispositions in the first quarter of 2007:

				WA Credit
($ in millions)	Face Amount	Fair Value	Credit (1)	Spread (2)

Agency ARMs (3)	$504.3	$510.6	AAA	93.0

Total	$504.3	$510.6

(1)	Credit represents weighted average rating for rated assets.

(2)	Average spread, in basis points, based on applicable benchmark (US Treasury for fixed and LIBOR for floating)

(3)	Implied AAA rating
Investment Portfolio
The following table summarizes the Company’s investment portfolio at March 31, 2007 and December 31, 2006:

	March 31, 2007		December 31, 2006
($ in millions)	Carrying Value	% Total	Carrying Value	% Total

Available for sale securities
CMBS	$493.3	14.8%	$472.6	13.1%
Prime RMBS	165.8	5.0%	167.5	4.7%
Sub-prime RMBS	104.9	3.1%	119.7	3.3%
Agency ARMs	2,010.8	60.1%	2,532.1	70.2%
ABS(1)	44.2	1.3%	46.1	1.3%
Preferred stock	4.0	0.1%	4.6	0.1%
Real estate loans
Construction loans	20.4	0.6%	20.1	0.6%
Mezzanine loans	31.9	1.0%	16.9	0.5%
Whole loans	200.4	6.0%	200.7	5.6%
Commercial real estate	211.0	6.3%	—	—
Alternative investments	58.1	1.7%	20.1	0.6%

TOTAL	$3,344.8	100.0%	$3,600.4	100.0%

(1)	Asset-backed securities (“ABS”)

Net Interest Margin
The portfolio’s asset yield increased to 6.79% at March 31, 2007 from 5.97% at March 31, 2006. The Company’s liability cost increased to 5.21% at March 31, 2007 from 4.61% at March 31, 2006. As a result, the Company’s net interest margin increased by 22 basis points over the year as the 82 basis point increase in asset yield was partially offset by the 60 basis point increase in our liability cost, with the continued tightening in Monetary Policy. Crystal River’s debt to equity ratio remained constant at 5.5:1 as of March 31, 2007 compared to the debt to equity ratio as of December 31, 2006. The following table shows our asset yield, liability cost and net interest margin as of March 31, 2007 and 2006:

	March 31,
	2007	2006
Asset yield	6.79%	5.97%
Liability cost	5.21%	4.61%
Net interest margin	1.58%	1.36%
Additional Information
The Company intends to file its Form 10-Q for the quarter ended March 31, 2007 with the Securities and Exchange Commission on Tuesday, May 15, 2007. Please read the Form 10-Q carefully as it contains Crystal River’s consolidated financial statements and footnotes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations. The Form 10-Q will also be made available under the Investor Relations section of Crystal River’s website at www.crystalriverreit.com.
About Crystal River
Crystal River Capital, Inc. (NYSE: CRZ) is a specialty finance REIT that invests in real estate related securities, such as commercial and residential mortgage-backed securities, commercial real estate, real estate loans and instruments, and other alternative asset classes. The Company focuses on opportunities across the entire real estate investment spectrum that are consistent with its goals of generating high current income and long-term capital appreciation. Crystal River commenced operations in 2005, and at March 31, 2007 had in excess of $3.6 billion in assets. It is externally managed and advised by subsidiaries of Brookfield Asset Management Inc.
Definition of Operating Earnings
This press release and accompanying financial information make reference to operating earnings on a total and per share basis. The Company considers its operating earnings to be income after operating expenses but before realized and unrealized gains and losses, hedge ineffectiveness, foreign currency exchange impact, loss on impairment of assets and commercial real estate depreciation and amortization. The Company believes operating earnings to be an effective indicator of the Company’s profitability and financial performance over time. Operating earnings can and will fluctuate based on changes in asset levels, funding rates, available reinvestment rates, expected losses on credit sensitive positions and the return on the Company’s investments as the underlying assets are carried at estimated fair market value. The Company provides the components of operating earnings and a full reconciliation from net income to operating earnings with the financial statements accompanying this press release. Operating earnings is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.
Forward-Looking Information
This news release, and our public documents to which we refer, contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements that are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as

“may,” “will,” “believe,” “expect,” “anticipate,” “continue,” or similar terms or variations on those terms or the negative of those terms. Although we believe that the expectations contained in any forward-looking statement are based on reasonable assumptions, we can give no assurance that our expectations will be attained. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, changes in interest rates, changes in yield curve, changes in prepayment rates, the effectiveness of our hedging strategies, the availability of mortgage-backed securities and other targeted investments for purchase and origination, the availability and cost of capital for financing future investments and, if available, the terms of any such financing, changes in the market value of our assets, changes in business conditions and the general economy, competition within the specialty finance sector, changes in government regulations affecting our business, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes and other risks disclosed from time to time in our filings with the Securities and Exchange Commission. We do not undertake, and specifically disclaim any obligation, to publicly release any update or supplement to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
COMPANY CONTACT
Marion Hayes
Investor Relations
Crystal River Capital, Inc.
(212) 549-8413
mhayes@crystalriverreit.com
[CRZ-F]

Condensed Consolidated Balance Sheet

	March 31,	December 31,
	2007	2006
(in thousands, except share and per share data)	(unaudited)

ASSETS
Available for sale securities, at fair value	$2,823,027	$3,342,608
Real estate loans	252,680	237,670
Commercial real estate, net	210,961	—
Other investments	58,115	20,133
Intangible assets	83,381	—
Cash and cash equivalents	42,586	39,023
Restricted cash	76,419	79,483
Receivables	40,166	28,143
Prepaid expenses and other assets	2,641	1,791
Deferred financing costs, net	11,223	4,929
Derivative assets	14,195	20,865

Total Assets	$3,615,394	$3,774,645

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and cash collateral payable	$3,115	$11,486
Due to Manager	4,131	2,040
Due to broker	80,454	94,881
Dividends payable	17,032	16,514
Intangible liabilities	73,403	—
Repurchase agreements	1,989,928	2,723,643
Repurchase agreement, related party	124,806	144,806
Collateralized debt obligations	516,895	194,396
Mortgage payable	198,500	—
Junior subordinated notes held by trust that issued trust preferred securities	51,550	—
Interest payable	17,583	19,417
Derivative liabilities	17,137	11,148

Total Liabilities	3,094,534	3,218,331

Commitments and contingencies	—	—

Stockholders’ Equity
Preferred Stock, par value $0.001 per share; 100,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001 per share; 500,000,000 shares authorized, 25,021,800 shares, issued and outstanding	25	25
Additional paid-in capital	566,676	566,285
Accumulated other comprehensive income (loss)	(13,145)	13,212
Dividends declared in excess of earnings	(32,696)	(23,208)

Total Stockholders’ Equity	520,860	556,314

Total Liabilities and Stockholders’ Equity	$3,615,394	$3,774,645

Condensed Consolidated Statement of Income (Unaudited)

	Three months ended
	March 31,
(in thousands, except share and per share data)	2007	2006

Revenues
Interest income — available for sale securities	$50,204	$37,740
Interest income — real estate loans	4,325	2,611
Other Interest and dividend income	2,700	727

Total interest and dividend income	57,229	41,078
Rental income, net	538	—

Total revenues	57,767	41,078

Expenses
Interest expense	40,135	28,851
Management fees, related party	2,353	1,677
Professional fees	782	761
Depreciation and amortization	311	—
Incentive fees	124	—
Insurance expense	82	91
Directors’ fees	162	144
Public company expense	71	—
Other expenses	231	92

Total expenses	44,251	31,616

Other revenues (expenses)
Realized net gain (loss) on sale of real estate loans and securities available for sale	1,620	(568)
Realized and unrealized gain (loss) on derivatives	(8,450)	7,930
Impairments on available for sale securities	(635)	(1,258)
Foreign currency exchange gain	502	(192)
Income from equity investments	849	—
Other	142	70

Total other revenues (expenses)	(5,972)	5,982

Net income	$7,544	$15,444

Net income per share — basic and diluted	$0.30	$0.88

Weighted average number of shares outstanding:
Basic and diluted	25,043,565	17,495,082

Dividends declared per share of common stock	$0.68	$0.725

Reconciliation of Net Income to Operating Earnings (Unaudited)

	Three months ended
	March 31,
(in thousands, except share and per share data)	2007	2006

Net income	$7,544	$15,444
Realized net (gain) loss on sale of real estate loans and securities available for sale	(1,620)	568
Realized and unrealized (gain)/loss on derivatives	8,450	(7,930)
Impairments on available for sale securities	635	1,258
Foreign currency exchange (gain)	(502)	192
Depreciation and amortization	311	—
Other	(142)	(70)

Operating earnings	$14,676	$9,462

Operating earnings per share	$0.59	$0.54

Weighted average number of shares outstanding:
Basic and diluted	25,043,565	17,495,082
Comprehensive Income/(Loss)

Three months ended
(in thousands)	March 31, 2007

Net income	$7,544

Net unrealized holdings loss on securities available for sale	(21,113)
Unrealized loss on cash flow hedges	(2,116)
Realized loss on cash flow hedges	(2,738)
Amortization of realized cash flow hedge gain	(390)

Comprehensive loss	$(18,813)